Exhibit 8.01










                 [Letterhead of Wachtell, Lipton, Rosen & Katz]





                                 July 19, 1996



Crompton & Knowles Corporation
One Station Place, Metro Center
Stamford, Connecticut 06902


Ladies/Gentlemen:

          We have acted as special counsel to Crompton & Knowles Corporation, a Delaware corporation ("CKC"), in connection with the proposed merger (the "Merger") of Tiger Merger Corp., a Delaware corporation ("Merger Corporation"), and a wholly owned subsidiary of CKC, with and into Uniroyal Chemical Corporation, a Delaware corporation ("UCC"), upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Agreement") dated as of April 30, 1996 by and among CKC, Merger Corporation and UCC. Pursuant to Section 6.1
(g) of the Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

          For purposes of the opinion set forth below, we have relied, with the consent of CKC and the consent of UCC, upon the accuracy and completeness of the statements and representations contained, respectively, in the certificates of the officers of CKC and Merger Corporation and of UCC, as if such certificates had been executed by the appropriate officers of CKC, Merger Corporation and UCC, which statements and representations we have neither investigated nor verified































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(copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such certificates will be complete and ac-curate as of the Effective Time and will have been executed as of such time. We have also relied on the accuracy and completeness of the Registration Statement of CKC filed on Form S-4 with the Securities and Exchange Commission, as amended through the date hereof (the "Registration Statement"). Any capitalized term used and not defined herein has the meaning given to it in the Registration Statement or the appendices thereto (including the Agreement).

          We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Registration Statement and that the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware.

          Based upon and subject to the foregoing, it is our opinion that, under currently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that CKC, Merger Corporation and UCC will each be a party to the reorganization within the meaning of Section 368(b) of the Code and that, accordingly, the following will be certain material federal income tax consequences of the Merger:

     (i) No gain or loss will be recognized by the shareholders of UCC upon the conversion of their shares of Uniroyal Common Stock or Uniroyal Preferred Stock (together, "Capital Stock") solely into shares of Crompton Common Stock pursuant to the terms of the Merger to the extent of such conversion.

     (ii) The tax basis of the shares of Crompton Common Stock into which shares of UCC Capital Stock are converted pursuant to the Merger will be the same as the basis of such shares of UCC Capital Stock exchanged therefor.

     (iii) The holding period for shares of Crompton Common Stock into which shares of UCC Capital Stock are converted will include the period that such shares of UCC Capital Stock were held by the holder, provided such shares were a capital asset of the holder.

     (iv) The receipt of cash in lieu of fractional shares of Crompton Common Stock by a UCC shareholder will






























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






            be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by CKC.

            This opinion may not be applicable to UCC shareholders who received their Uniroyal Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-4 in respect of the shares of Crompton Common Stock to be issued in connection with the Merger, and to the reference to this opinion under the caption "Certain Federal Income Tax Consequences" and elsewhere in the Registration Statement.
In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                             Very truly yours,


                                             /s/ Wachtell, Lipton, Rosen & Katz



























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